Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Charlottesville, VA – November 4, 2016 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported third quarter 2016 net income of $1.4 million or $0.59 per diluted share. This represents a 66% increase compared to net income of $839 thousand or $0.34 per diluted share recognized during the third quarter of 2015. For the nine month period ended September 30, 2016, net income was $4.3 million, a $2.2 million or 111% increase over the amount recognized for the same period in the prior year, and net income per diluted share was $1.79 compared to $0.79 per share for the same period in 2015.

"We are pleased with our solid third quarter performance, as continued strength in our earning assets mix, disciplined expense management and continued tradition of high credit quality led to an increase in net income over the comparable three and nine month periods in the prior year,” said Glenn W. Rust, President and Chief Executive Officer. "Our focus continues to be on improving our interest and noninterest income as we provide more products and services through both Virginia National Bank and VNB Wealth Management and on continuing to manage our expenses through streamlining operations, making the most efficient and effective use of our technology and maximizing the efficiency of our staff.”

Third Quarter 2016 Highlights

●	Gross period-end loans increased over the prior quarter to $430.9 million from $424.6 million. Compared to September 30, 2015, gross loans outstanding increased $40.8 million or 10.5%.
●	Return on average assets for the quarter fell slightly to 0.98% from the 1.11% recorded in the prior quarter yet showed a positive increase from the 0.60% realized during the third quarter of 2015. Return on average assets for the nine months ended September 30, 2016 was 1.02%.

●	Net interest margin fell by 9 basis points to 3.41% on a sequential quarter basis and improved 19 basis points compared to the third quarter of 2015.
●	Net interest income increased $107 thousand or 2.4% compared to the second quarter of this year and increased $361 thousand or 8.6% compared to the third quarter of 2015.
●	The period-end allowance for loan losses as a percentage of total loans increased slightly to 0.76% compared to 0.75% at June 30, 2016 and decreased from the 0.90% level at September 30, 2015.
●	A provision for loan losses of $104 thousand was recognized in the third quarter due to increased loan growth and the slight increase in the loan loss allowance percentage. With the $395 thousand recovery recognized in the first six months, the total net recovery realized year-to-date for 2016 was $291 thousand.

●	Noninterest expense increased during the quarter by $62 thousand or 1.6% compared to the prior quarter and was down $323 thousand or 7.8% compared to the third quarter of 2015.

Net Interest Income and Net Interest Margin

Net interest income of $4.5 million increased $107 thousand from the $4.4 million in the sequential quarter. Average earning assets for the third quarter of 2016 totaled $533.8 million, an increase of $19.7 million from the prior quarter total of $514.1 million. Net interest income improved $361 thousand or 8.6% over the $4.2 million recorded in the third quarter of 2015. An improved mix in earning assets contributed to the improvement in revenue, as average loans increased $45.3 million while the average balances in lower yielding investments and fed funds decreased $33.0 million from the third quarter of 2015 to the third quarter of 2016.

The third quarter 2016 tax-equivalent net interest margin was 3.41%, a decrease of 9 basis points from 3.50% for the prior quarter. Compared to the quarter ended September 30, 2015, the tax-equivalent net interest margin improved 19 basis points from 3.22%. The yield on average earning assets of 3.59% for the third quarter of 2016 was 18 basis points higher than the same period of 2015, resulting in the margin improvement. The cost of funds of 18 basis points remained fairly consistent and low compared to peers.

Noninterest Income Expands

Noninterest income for the third quarter of 2016 was $1.4 million, up $163 thousand or 13.0% compared to the second quarter of 2016 and up $191 thousand over the third quarter of 2015. Gains on sales of securities of $181 thousand contributed to the quarter-over-quarter increases. Brokerage income of $106 thousand for the quarter contributed to the quarter-over-quarter and year-over-year increases.

Noninterest Expense and Efficiency Ratio

Noninterest expense for the third quarter of 2016 was $3.8 million, an increase of $62 thousand or 1.6% as compared to the second quarter of 2016. In a year-over-year comparison, total noninterest expense of $11.4 million was down $1 million or 8.5% from the $12.4 million reported for the first nine months of 2015, driven by $989 thousand of savings in salaries and employee benefits. Management continues to evaluate expenses for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio improved to 63.8% for the third quarter of 2016 compared to 65.7% for the second quarter of 2016 and 76.0% for the third quarter of 2015. The improved asset mix from the loan growth experienced last year, together with additional noninterest income prospects, should add to the revenue stream, while cost containment and reduction strategies should control expenses. This combination should continue to improve the efficiency ratio over time.

Balance Sheet Trends

Gross loans outstanding totaled $430.9 million at September 30, 2016 compared to $424.6 as of the prior quarter-end and $390.1 million at September 30, 2015. Average gross loans for the third quarter of 2016 totaled $422.6 million, up $3.2 million or 0.8% compared to $419.4 million during the second quarter of 2016 and up $45.4 million or 12.0% compared to $377.2 million during the third quarter of 2015.

While loan balances increased modestly by $7.2 million during the first three quarters of 2016, the significant loan growth in each of the five quarters ending December 31, 2015 continues to strengthen earnings for 2016. From the $289.6 million outstanding at September 30, 2014, gross loans have increased $141.3 million, or 48.8%, due to approximately $77.9 million in net organic loan growth, supplemented by purchases of $27.0 million in syndicated loans and $36.4 million in student loans. The loan-to-deposit ratio at September 30, 2016 stood at a strong 87.0%, a 5.3 percentage point improvement over the 82.7% at September 30, 2015.

Total assets at September 30, 2016 were $569.5 million, an increase of $23.8 million or 4.4% from $545.7 million at June 30, 2016 and up $20.7 million or 3.8% from the $548.8 million reported at September 30, 2015. The year-over-year net growth in assets was funded largely by expansion within all core deposit categories, while time deposits and repurchase agreement sweep balances contracted over that period.

Credit Quality Remains Strong

The Company continues to adhere to strong credit metrics. The allowance for loan losses as a percentage of total loans was 0.76% at September 30, 2016, compared to 0.75% at June 30, 2016 and 0.90% at September 30, 2015. The decreased balance in the allowance relative to total loans compared to a year ago is reflective of a combination of the lower net charge-offs during the prior three year period and the Company’s movement in the second quarter of 2016 from a historical loss rate methodology to the more complex migration analysis, which is a more robust method and will better equip the bank to comply with upcoming regulatory changes. Concurrent with the change in the allowance methodology, the loan portfolio was further segmented by loan classes and by risk ratings to provide greater loan level detail. Management believes that this new methodology together with greater data granularity will more accurately identify the potential risks and losses inherent in the loan portfolio.

A provision for loan losses of $104 thousand was recorded in the third quarter of 2016, while a recovery of $395 thousand was recognized for the first six months of the year, for a net recovery of $291 thousand through the first nine months of 2016. A provision for loan loss of $88 thousand was recognized for the third quarter of 2015. Net loan charge-offs totaled $12 thousand for the third quarter of 2016 and $29 thousand for the third quarter of 2015. This resulted in an allowance for loan losses at September 30, 2016 of $3.3 million, an increase of $92 thousand or 2.9% from June 30, 2016. In a year-over-year comparison, the allowance for loan losses decreased $235 thousand or 6.7% over the balance at September 30, 2015.

Nonperforming assets remained low at $173 thousand or 0.03% of total assets. The level of nonperforming assets, comprised of Other Real Estate Owned (“OREO”) and nonaccrual loan balances, contracted $612 thousand compared to the balance at September 30, 2015. Since year-end 2015, the Company has carried a zero balance in OREO, as the property carried at $540 thousand as of September 30, 2015 was sold. Nonaccrual loans remained low and totaled $173 thousand at September 30, 2016, compared with the $179 thousand and $245 thousand at June 30, 2016 and September 30, 2015, respectively.

Shareholders’ Equity and Stock Repurchases

Total shareholders’ equity was $59.3 million at September 30, 2016 compared to $58.1 million at June 30, 2016 and $56.4 million at September 30, 2015. Retained earnings contributed $4.3 million to the year-over-year increase of $2.9 million in total shareholders’ equity, with accumulated other comprehensive income accounting for an additional $268 thousand. These increases were partially offset by the $1.7 million decline in common stock and capital surplus balances.

The year-over-year decline in common stock was attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014, which authorized the purchase of up to 400,000 shares of the Company’s common stock. The Company announced on September 21, 2015 that its Board of Directors extended the program for another year. A total of 343,559 shares have been purchased since the beginning of this program. No shares were purchased by the Company during the third quarter of 2016; however, a total of 78,347 shares have been purchased since September 30, 2015. The repurchase program expired in September 2016.

The book value per share at September 30, 2016 was $25.02, compared to $24.60 at June 30, 2016 and $23.15 at September 30, 2015. Dividends of $308 thousand were declared during the third quarter of 2016, while the remaining net income of $1.1 million or 77.9% was retained.

Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 10.24% at September 30, 2016, compared to 10.37% at June 30, 2016 and 10.09% at September 30, 2015. Total Risk-based Capital Ratio was 13.04% at September 30, 2016, compared to 13.21% at June 30, 2016 and 13.85% at September 30, 2015.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). Virginia National Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, Virginia. The Bank also has a loan production office in Harrisonburg, Virginia. The Bank serves the needs of individuals, businesses and charitable organizations in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, City of Harrisonburg and the surrounding counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage, investment advisory, annuity and insurance services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission on March 30, 2016. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	September 30, 2016	December 31, 2015 *
	(Unaudited)
ASSETS
Cash and due from banks	$9,103	$14,200
Federal funds sold	32,925	29,327
Securities:
Available for sale, at fair value	70,447	74,801
Restricted securities, at cost	1,709	1,681
Total securities	72,156	76,482
Loans	430,889	423,664
Allowance for loan losses	(3,278)	(3,567)
Loans, net	427,611	420,097
Premises and equipment, net	8,245	8,668
Bank owned life insurance	13,807	13,476
Goodwill	372	-
Other intagible assets, net	705	-
Accrued interest receivable and other assets	4,615	5,241
Total assets	$569,539	$567,491

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$176,063	$184,574
Interest-bearing	91,808	90,100
Money market deposit accounts	114,903	103,175
Certificates of deposit and other time deposits	112,405	108,618
Total deposits	495,179	486,467
Securities sold under agreements to repurchase	13,540	23,156
Accrued interest payable and other liabilities	1,542	1,571
Total liabilities	510,261	511,194
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,368,777 and 2,412,589
issued and outstanding at September 30, 2016
and December 31, 2015, respectively	5,922	6,031
Capital surplus	21,262	22,214
Retained earnings	31,581	28,170
Accumulated other comprehensive income (loss)	513	(118)
Total shareholders' equity	59,278	56,297
Total liabilities and shareholders' equity	$569,539	$567,491

* Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest and dividend income:
Loans, including fees	$4,385	$3,832	$13,012	$10,623
Federal funds sold	45	13	101	42
Investment securities:
Taxable	237	452	762	1,584
Tax exempt	78	108	242	333
Dividends	23	21	67	62
Other	3	4	7	17
Total interest and dividend income	4,771	4,430	14,191	12,661

Interest expense:
Demand and savings deposits	68	68	203	183
Certificates and other time deposits	157	174	474	512
Federal funds purchased and securities sold
under agreements to repurchase	9	12	33	37
Total interest expense	234	254	710	732
Net interest income	4,537	4,176	13,481	11,929
Provision for (recovery of) loan losses	104	88	(291)	405
Net interest income after provision
for (recovery of) loan losses	4,433	4,088	13,772	11,524

Noninterest income:
Trust income	388	410	1,174	1,304
Brokerage and insurance income	106	2	287	26
Royalty income	11	48	20	129
Customer service fees	240	247	686	714
Debit/credit card and ATM fees	223	207	653	606
Earnings/increase in value of bank owned
life insurance	111	112	331	330
Fees on mortgage sales	41	56	156	150
Gains on sales of securities	181	23	189	69
Gains (losses) on sales of other assets	6	-	(21)	-
Other	106	117	312	333
Total noninterest income	1,413	1,222	3,787	3,661

Noninterest expense:
Salaries and employee benefits	1,939	2,162	5,704	6,693
Net occupancy	465	483	1,413	1,462
Equipment	134	138	401	404
Other	1,283	1,361	3,859	3,878
Total noninterest expense	3,821	4,144	11,377	12,437

Income before income taxes	2,025	1,166	6,182	2,748
Provision for income taxes	629	327	1,921	727
Net income	$1,396	$839	$4,261	$2,021
Net income per common share, basic	$0.59	$0.34	$1.80	$0.79
Net income per common share, diluted	$0.59	$0.34	$1.79	$0.79
Weighted average common shares outstanding, basic	2,366,530	2,435,874	2,369,517	2,566,308
Weighted average common shares outstanding, diluted	2,380,393	2,445,680	2,383,910	2,575,917

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except per share data)

(UNAUDITED)

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
Per Common Share Data:
Net income per weighted average share, basic	$0.59	$0.64	$0.57	$0.44	$0.34
Net income per weighted average share, diluted	$0.59	$0.63	$0.57	$0.44	$0.34
Weighted average shares outstanding, basic	2,366,530	2,359,101	2,382,951	2,430,053	2,435,874
Weighted average shares outstanding, diluted	2,380,393	2,374,350	2,397,039	2,444,340	2,445,680
Actual shares outstanding	2,368,777	2,360,007	2,358,777	2,412,589	2,435,874
Book value per share at period end	$25.02	$24.60	$23.99	$23.33	$23.15
Performance Ratios:
Return on average assets	0.98%	1.11%	0.97%	0.78%	0.60%
Return on average equity	9.38%	10.57%	9.61%	7.67%	6.16%
Net interest margin (FTE)[1]	3.41%	3.50%	3.48%	3.34%	3.22%
Efficiency ratio (FTE)[2]	63.79%	65.68%	66.84%	70.21%	75.99%
Net Interest Income:
Net interest income	$4,537	$4,430	$4,514	$4,379	$4,176
Net interest income (FTE)[1]	$4,577	$4,471	$4,557	$4,432	$4,232
Capital Ratios:
Tier 1 leverage ratio	10.24%	10.37%	9.91%	10.05%	10.09%
Total risk-based capital ratio	13.04%	13.21%	13.04%	13.39%	13.85%
Asset Quality:

Allowance for loan losses:
Beginning of period	$3,186	$3,440	$3,567	$3,513	$3,454
Provision for (recovery of) loan losses	104	(275)	(120)	58	88
Charge-offs	24	-	12	12	41
Recoveries	(12)	(21)	(5)	(8)	(12)
Net charge-offs (recoveries)	12	(21)	7	4	29
End of period	$3,278	$3,186	$3,440	$3,567	$3,513
Nonaccrual loans	$173	$179	$185	$191	$245
OREO	-	-	-	-	540
Total nonperforming assets	$173	$179	$185	$191	$785
Nonperforming assets as a % of total assets	0.03%	0.03%	0.03%	0.03%	0.14%
Nonperforming assets as a % of total loans
plus other real estate owned	0.04%	0.04%	0.04%	0.05%	0.20%
Allowance for loan losses
to total loans	0.76%	0.75%	0.81%	0.84%	0.90%
Non-accruing loans to
total loans	0.04%	0.04%	0.04%	0.05%	0.06%
Annualized net charge-offs (recoveries)
to average loans	0.01%	-0.02%	0.01%	0.00%	0.03%

1 The net interest margin and net interest income is reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 34%.
2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649